Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Orthofix International N.V., a corporation organized under the laws of the Netherlands Antilles (the “Company”);

WHEREAS, Ramius Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company (“Value and Opportunity Master Fund”), Ramius Enterprise Master Fund Ltd, a Cayman Islands exempted company (“Enterprise Master Fund”), Ramius Advisors, LLC, a Delaware limited liability company, RCG Starboard Advisors, LLC, a Delaware limited liability company, Ramius LLC, a Delaware limited liability company (“Ramius”), C4S & Co., L.L.C., a Delaware limited liability company, Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon, John Mutch, Peter A. Feld, J. Michael Egan, Steven J. Lee and Charles T. Orsatti, wish to form a group for the purpose of (i) soliciting written consents to call a special meeting of shareholders of the Company, (ii) soliciting proxies to elect Messrs. Feld, Egan, Lee and Orsatti (the “Nominees”), or any other person designated by Value and Opportunity Master Fund, as directors of the Company, (iii) taking such other actions as the parties deem advisable and (iv) taking all other action necessary or advisable to achieve the foregoing.

NOW, IT IS AGREED, this 12th day of January 2009 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.  Ramius or its representative shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member at least 24 hours prior to the filing or submission thereof.

2.           So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

3.           Each of the undersigned agrees to form the Group (i) soliciting written consents to call a special meeting of shareholders of the Company, (ii) soliciting proxies to elect the Nominees, or any other person designated by Value and Opportunity Master Fund, as directors of the Company, (iii) taking such other actions as the parties deem advisable and (iv) taking all other action necessary or advisable to achieve the foregoing.

4.           Value and Opportunity Master Fund and Enterprise Master Fund shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agree to pay directly all such pre-approved expenses on a pro rata basis between Value and Opportunity Master Fund and Enterprise Master Fund based on the number of Shares in the aggregate beneficially owned by each of Value and Opportunity Master Fund Enterprise Master Fund on the date hereof.

5.           Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 4 shall be first approved by Ramius, or its representatives, which approval shall not be unreasonably withheld.

6.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9.           Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax to Steven Wolosky at Olshan, Fax No. (212) 451-2222.

10.           Each party acknowledges that Olshan shall act as counsel for both the Group and Ramius and its affiliates relating to their investment in the Company.

11.           Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
By: RCG Starboard Advisors, LLC,
       its investment manager

RAMIUS ENTERPRISE MASTER FUND LTD
By: Ramius Advisors, LLC,
       its investment advisor

RCG STARBOARD ADVISORS, LLC
By: Ramius LLC,
       its sole member
RAMIUS ADVISORS, LLC By: Ramius LLC, its sole member RAMIUS LLC By: C4S & Co., L.L.C., as managing member C4S & CO., L.L.C.

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

/s/ Jeffrey M. Solomon
JEFFREY M. SOLOMON
Individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Peter A. Feld, J. Michael Egan, Steven J. Lee and Charles T. Orsatti